Exhibit 10.89

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

Execution Copy

SUPPLY AGREEMENT

BETWEEN

Q-MED SCANDINAVIA INC.

AND

Q-MED AB

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into as of June 2, 2009 between Q-MED SCANDINAVIA INC., a corporation organized under the laws of Delaware (“QMS”), and Q-MED AB, a company organized under the laws of the Kingdom of Sweden with corporate registration number 556258-6882 (“Q-Med”). Each of Q-Med and QMS shall be referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

QMS has been granted, pursuant to the License Agreement (as defined herein), rights to sell the Licensed Products (as defined in the License Agreement), including the Deflux® and Solesta® Products (as defined in the License Agreement). In connection with entering into the License Agreement, Q-Med has agreed to supply QMS and its Affiliates and Sublicensees (each as defined in the License Agreement) with the Licensed Products, and Q-Med and QMS desire to define in this Agreement their respective rights and obligations with regard to the supply of the Licensed Products.

The Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings and all other capitalized and undefined terms shall have the meanings set forth in the License Agreement:

“Agreement” means this Agreement and all schedules and exhibits attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Clinical Testing Products” means any Licensed Product to be used in clinical trials to support Regulatory Approval or for other pre- or post-market studies in the Territory, approved by the JSC and having the Specifications set forth in the applicable IDE, PMA Application or Regulatory Approval.

“Deflux Product” means the product as specifically described on Schedule B hereto, as Schedule B may be amended from time to time in accordance with Section 2.3 of this Agreement.

“Delivery of Licensed Products to QMS” or similar wording means the point in time when Licensed Products are delivered to QMS or its agent at the Facility or any New Facility.

“Effective Date” means the date of the consummation of the transactions set forth in that certain Stock Purchase Agreement, dated April 22, 2009, entered into between Q-Med and Oceana Therapeutics, LLC.

“Facility” means Q-Med’s facilities located in Uppsala, Sweden, used in connection with the Manufacturing activities.

“Firm Order” means an irrevocable purchase order for Licensed Products that shall set forth (a) the quantity of each article number of each Licensed Product ordered (indicating separate quantities for each label and each Unit size) on a monthly basis, and (b) a delivery schedule specifying the monthly delivery date for each Licensed Product ordered and the shipment destination(s), as submitted in each Forecast in accordance with Section 2.2(a).

“Full Manufacturing Costs” means Q-Med’s Manufacturing costs as determined by reference to Q-Med’s standard operating and accounting procedures.

“GMP” means current Good Manufacturing Practices applicable to the Manufacture of a Licensed Product that are promulgated or otherwise established by any Governmental Authority, including those set forth in the FDA’s Quality System Regulations in 21 C.F.R. Part 820 and any requirements imposed thereunder by the FDA or in any FDA guidance applicable to Q-Med.

“Ireland License Agreement” means the License Agreement, dated as of the date hereof, by and between Q-Med and Cetacea Limited (“Ireland”).

“Ireland Supply Agreement” means the Supply Agreement, dated as of the date hereof, by and between Q-Med and Ireland.

“Labeling” means all labels and other written, printed or graphic material upon or included with any Licensed Product or any of its containers or wrappers accompanying such Licensed Product, including package leaflets, instructions for use and package inserts and training materials developed by Q-Med.

“Manufacture” and “Manufacturing” and other forms of such words means the manufacturing, processing, filling, handling, storage, packaging and quality control testing (including in-process, raw materials, component, manufacturing product release and stability testing) of Licensed Products.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity or organization.

“QMS Purchasers” means QMS and any of its Affiliates and their permitted Sublicensees.

“QMS License Agreement” means the License Agreement, dated as of the date hereof, by and between Q-Med and QMS, as may be amended from time to time in accordance with the terms thereof.

“Quality Agreement” means the Quality Agreement, dated as of the date hereof, by and between Q-Med and QMS, allocating responsibilities for certain applicable quality requirements between the Parties.

“Quality System Regulation” or “QSR” shall mean the quality system requirements applicable to manufacturers of finished medical devices commercially distributed in the United States and its territories and possessions, codified at 21 C.F.R. Part 820.

“Solesta Product” means the product as defined in the License Agreement and more specifically described on Schedule B hereto, as Schedule B may be amended from time to time in accordance with Section 2.3 of this Agreement.

“Specifications” means the specifications applicable to the Manufacture of a Licensed Product, including quality control testing procedures, that are consistent with the applicable IDE or Regulatory Approval for such Licensed Product, as may be amended from time to time in accordance with this Agreement, substantially in the same form and using the same degree of specificity as used in describing the Solesta Product and the Deflux Product on Schedule B.

“Subcontractor” means any Person other than Q-Med or its Affiliates that performs one or more aspects of the Manufacturing of the Licensed Products.

“Territory” means the United States, its territories and possessions.

“Units” means with respect to (a) the Solesta Product: a package containing four pre-filled syringes, each containing 1 ml of gel, plus five needles plus a package insert or instructions for use, or such other definition as the Parties shall designate in the event of modifications to the Solesta Product hereunder or pursuant to the License Agreement; (b) the Deflux Product: a package containing one pre-filled syringe, containing 1 ml of gel, plus a package insert or instructions for use, or such other definition as the Parties shall designate in the event of modifications to the Deflux Product hereunder or pursuant to the License Agreement; and (c) other Licensed Products, such other definition as the Parties shall designate.

1.1 Interpretation.

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” or “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) “Herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c) All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) Unless otherwise provided, all references to Sections, Articles, Schedules and Appendices are to Sections, Articles, Schedules, and Appendices of and to this Agreement;

(e) All references to days, months, quarters, or years are references to calendar days, calendar months, calendar quarters, or calendar years unless the term “Business Days” is used; and

(f) Any reference to any supranational, national, federal, state, local, or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder within any jurisdiction or jurisdictions subject thereto, unless the context requires otherwise.

ARTICLE II.

SUPPLY OF LICENSED PRODUCT

2.1 Licensed Product to be Supplied. QMS shall, and shall cause QMS Purchasers to, purchase from Q-Med, and Q-Med shall Manufacture and supply to the QMS Purchasers, in accordance with the provisions of this Agreement, the Specifications, GMP and Applicable Laws, all of their requirements for the Licensed Products for Commercialization and for Projects in the Territory, subject to the terms of this Agreement. Neither QMS nor any of the QMS Purchasers shall directly or indirectly purchase from any Person other than Q-Med (or as authorized under this Agreement) any injectable bulking agent products for use in the Licensed Field.

2.2 Forecasts.

(a) Forecasts and Orders. On or before the last Business Day of each month, QMS shall provide a forecast of the QMS Purchasers’ estimated monthly requirements of each commercially available Licensed Product for the [*] period beginning with the following month (a “Forecast”). Such beginning month of each Forecast shall be referred to below as “Month 1” and each subsequent month shall be numbered sequentially. Each Forecast shall include Firm Orders for the quantity of each Licensed Product set forth in Months [*] of such Forecast. Such Firm Order for Month [*] shall be for a quantity of each article number of each Licensed Product (i.e., separate quantities for each label and each Unit) that is at least [*], but not more than [*] (“Firm Order Maximum Quantities”), of such quantities of such Licensed Product in the most recent Forecast for such month. The quantities of each label and Unit for each Licensed Product set forth in Months [*] of each Forecast shall be at least [*], but not more than [*], of such quantities of such Licensed Product in the most recent Forecast for such months. For example, (i) the Forecast submitted on or before [*] shall cover the period from [*] through [*], (ii) the quantities for each label and each Unit of each Licensed Product set forth in such Forecast for [*] through [*] shall constitute Firm Orders, (iii) such quantities set forth for [*] shall be at least [*], but not more than [*], of such quantities for such month that were set forth in the Forecast submitted on or before [*], and (iv) such quantities set forth for [*] through [*] shall be at least [*], but not more than [*], of such quantities for such months that were set forth in the Forecast submitted on or before [*]. The quantities of Licensed Product stated in Firm Orders and conforming to the forecast requirements of this Section 2.2(a) shall be provided by Q-Med in accordance with the terms of this Agreement.

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(b) Failure to Purchase. If QMS does not submit Firm Orders that are at least [*] of the applicable forecasted quantity as described in Section 2.2(a), Q-Med shall deliver to QMS and QMS shall be required to purchase an amount equal to [*] of such applicable forecasted quantity.

(c) Additional Quantities. QMS shall be entitled to place orders in excess of Firm Orders (“Excess Orders”). Prior to delivery of an Excess Order, the Parties will discuss Q-Med’s ability to fill the Excess Order, proposed delivery dates and other information relevant to the Excess Order. Notwithstanding the foregoing, Q-Med shall not be obligated to supply Excess Orders, but shall use Commercially Reasonable Efforts to do so, subject at all times to the limitations imposed by Q-Med’s available production capacity and applicable lead times.

(d) Delivery of Forecasts. All forecasts to be provided or delivered by QMS to Q-Med pursuant to this Section 2.2 shall be in writing, which may be electronic.

(e) Alternative Ordering and Delivery Procedures. [*] months after the Market Launch of the Solesta Product in the U.S., and the Market Launch of any new Licensed Product (including a modified version of the Solesta Product), the Parties shall implement more flexible ordering and delivery procedures than described in Section 2.2(a) for such Licensed Product and/or applicable market. Such procedures shall take into account the specific regulatory, marketing and other issues relevant to each such event, QMS Purchasers’ anticipated requirements for Licensed Product in the specific market affected, and Q-Med’s seasonal production schedules and reasonable lead times for the delivery of Licensed Products. For

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example, if QMS commits to the contents of the labeling of a Licensed Product in advance of the [*] month lead time otherwise required by Q-Med, Q-Med shall use commercially reasonable efforts to prepare such labeling in order to accommodate a scheduled or accelerated Market Launch, provided QMS pays the pre-approved costs of any subsequent change to the labeling, including any costs incurred by Q-Med to scrap or otherwise dispose of any superseded materials.

(f) Other Licensed Products. Upon the addition of a new Licensed Product, the Parties shall negotiate in good faith such amendments to the terms of this Agreement as may be required to implement the production of or in respect of other terms directly affected by such new Licensed Product, including the applicable Specifications, forecasting, and ordering lead times and quantities, shelf-life and, as provided in Section 3.3, the applicable Purchase Price.

(g) Order Limitations. QMS shall order the Licensed Products in such minimum quantities as reasonably determined and advised by Q-Med from time to time (the current minimum order size for the Deflux Product is [*] or [*] Units and for the Solesta Product is [*] Units), and package configurations as the Parties shall establish and set forth in the applicable Specifications. Q-Med shall without undue delay provide notice to QMS of any changes in the applicable minimum order quantities, which shall apply immediately upon such notice from Q-Med, unless a specific effective date has been provided by Q-Med.

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2.3 Changes to Specifications; Manufacturing and Supplier Changes.

(a) Changes to the Specifications Required for Compliance. The Parties shall cooperate with each other to amend or supplement the Specifications to the extent necessary to comply with changes in GMP, Applicable Laws or other requirements of Governmental Authorities. QMS shall be responsible for preparing the appropriate documentation for Q-Med to review and for submitting the final documentation for such amendment or supplement to the Specifications to the Regulatory Authorities. In this connection the Parties shall cooperate, share information, and otherwise act in good faith to secure and maintain appropriate Regulatory Approvals. Any FDA or other Regulatory Authority filing fees or other costs associated with any filings or changes made under this subsection shall be borne by QMS. The Parties acknowledge that any changes under this subsection may result in increases to the Purchase Price of a Licensed Product to reflect changes in Q-Med’s Full Manufacturing Costs as provided in Section 3.2(b) prior to the [*] and [*] anniversary dates mentioned in that subsection or thereafter.

(b) Manufacturing Changes. Q-Med may make any Manufacturing changes, consistent with GMP, and any such Manufacturing changes shall not require QMS’ consent, but Q-Med shall keep QMS advised of its efforts to effectuate such changes consistent with QMS’ position as the holder of the PMA. Notwithstanding the foregoing, any Manufacturing changes that are reasonably likely to shorten the expiry dating of a Licensed Product shall require the prior written consent of QMS, which consent shall not be unreasonably withheld, delayed (beyond twenty (20) calendar days after receipt of written notice from Q-Med) or conditioned. Q-Med shall be responsible for drafting relevant documentation and shall provide to QMS any

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information reasonably necessary for QMS to make appropriate filings with the applicable Regulatory Authority regarding changes under this subsection, if applicable. In any event, Q-Med shall not implement any Manufacturing changes under this subsection with respect to any Licensed Product prior to receipt of any applicable Regulatory Authority approval required to make such changes. Unless a Manufacturing change was required for compliance with changes in GMP, Applicable Laws or other requirements of Governmental Authorities (as set out above), (i) any FDA or other Regulatory Authority filing fees or other costs associated with a certain filing or change made under this subsection shall be borne by Q-Med; and (ii) such Manufacturing change shall not result in any changes to the Purchase Price.

(c) Changes to the Specifications or to the Suppliers of Critical Raw Material Requested by Q-Med. If Q-Med wishes to make any changes in the Specifications or to the suppliers of critical raw materials, not necessary to comply with changes in GMP, Applicable Laws or other requirements of Governmental Authorities, the following shall apply: (i) changes to the Specifications directly relating to the properties of the gel composition of the Licensed Product shall require the prior written consent of QMS, which consent shall not be unreasonably withheld, delayed (beyond twenty (20) calendar days after receipt of written notice from Q-Med) or conditioned; and (ii) changes to the suppliers of the raw materials included in the gel, shall not require QMS’ consent, but Q-Med shall keep QMS advised of its efforts to effectuate such changes. For the avoidance of doubt, a change in the gel composition shall be deemed to include any change in the Critical Parameter/Characteristic of the gel as reflected in Items 1 through 11 under Product Specification on Schedule B or in any similar Specifications applicable to any other Licensed Product. All other changes to the Specifications other than as described in (i) shall not require the prior written consent of QMS. Q-Med shall be responsible for drafting relevant documentation and shall provide to QMS any information reasonably necessary for

QMS to make appropriate filings with the applicable Regulatory Authority regarding such change, if applicable. Any FDA or other Regulatory Authority filing fees or other costs associated with any filings or changes made under this subsection shall be borne by Q-Med. Changes to the Specifications or otherwise implemented under this subsection shall not result in any changes to the Purchase Price. Notwithstanding the foregoing, Q-Med shall not make any such changes prior to receipt of any approval of the applicable Regulatory Authority required to implement such changes.

(d) Other Changes Requested by QMS. If QMS wishes to make any changes in the Specifications not necessary to comply with changes in GMP, Applicable Laws or other requirements of Governmental Authorities, QMS shall notify Q-Med in writing. Any such change will be subject to Q-Med’s consent, which consent shall not be unreasonably withheld, delayed (beyond twenty (20) calendar days after receipt of written notice from QMS) or conditioned. Any such change shall only be implemented following a technical and cost review which shall be conducted as promptly as is reasonably possible and in good faith by Q-Med and shall be subject to QMS and Q-Med reaching agreement as to revisions, if any, to the Purchase Price (or one-time costs) necessitated by any such change. If QMS accepts a proposed Purchase Price change, the proposed change in the Specifications shall be implemented, and the Purchase Price change shall become effective only with respect to those orders of Licensed Products that are Manufactured in accordance with the revised Specifications. QMS shall be responsible to prepare the appropriate documentation for Q-Med to review and to submit the final documentation to the Regulatory Authorities. In this connection the Parties shall cooperate, share information, and otherwise act in good faith to secure and maintain appropriate Regulatory Approvals. FDA or other Regulatory Authority filing fees associated with the filings made under this subsection shall be borne by QMS. Notwithstanding any of the foregoing, Q-Med may refuse to provide its consent to any changes in the Specifications proposed by QMS if Q-Med reasonably determines that such amendment would have an adverse effect on (i) any of Q-Med’s other products, or (ii) its Manufacturing activities.

(e) Acknowledged Change. (i) QMS was advised by Q-Med of a proposed change to the Specifications, described in Schedule B, specifically, changing from a glass syringe to a plastic syringe, and QMS hereby consents to that change, subject to FDA approval and such change shall not result in any increase in the Purchase Price. Q-Med and QMS shall reasonably cooperate on the timing of implementing this proposed change, taking into account existing inventory levels and the need for commercially appropriate expiry dating, and to avoid any interruption in the Manufacture or delivery to QMS by Q-Med of the Solesta Product; (ii) QMS was also advised by Q-Med of the approval by the FDA of PMA Supplement P000029/S021 (approval for a change in the source of dextranomer material used to manufacture Deflux injectable gel from DX-10 to DX), which change to the Deflux Product may be implemented at Q-Med’s discretion.

2.4 Safety Stocks. Q-Med shall maintain a safety stock of at least [*] months demand of the Licensed Products and QMS shall maintain a safety stock of at least [*] months demand of the Licensed Products, based on the average quantities of Licensed Products ordered in QMS’ last [*] monthly Firm Orders (the “Q-Med Safety Stock” or the “QMS Safety Stock” as applicable). The Parties intend to increase each Party’s safety stock to at least [*] months demand once Licensed Product expiration dating makes it feasible to do so.

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2.5 Use of Affiliates, Subcontractors and Alternative Facilities. Q-Med shall have the right in connection with its obligations hereunder to contract with its Affiliates or one or more Subcontractors for the Manufacture and supply of the Licensed Product to QMS, which may involve the use of Affiliates, Subcontractors or facilities other than those utilized in the Manufacture of Licensed Products pursuant to the IDEs and Regulatory Approvals (each a “New Affiliate,” “New Subcontractor” or “New Facility”), provided that: (i) Q-Med shall cause each New Affiliate, New Subcontractor and New Facility to comply fully with the terms and conditions set forth in this Agreement with respect to the Manufacture and supply of Licensed Products, (ii) the use of any New Affiliate, New Subcontractor or New Facility does not have a material adverse effect on QMS’ ability to Commercialize Licensed Products (provided, however, that any change to a New Affiliate, New Subcontractor or New Facility approved by the FDA or other applicable Governmental Authority and effected after Q-Med secures any required Regulatory Approval, shall not be deemed to have a material adverse effect on QMS’ ability to Commercialize Licensed Products), and (iii) Q-Med shall remain fully responsible and liable for the Manufacture and supply of the Licensed Product to QMS and the performance of any New Affiliate, New Subcontractor or New Facility. Q-Med shall bear the costs and expense of any required Regulatory Approvals due to its contracting with any New Affiliate, New Subcontractor or New Facility for the Manufacture and supply of the Licensed Products.

2.6 Quality Agreement. The Quality Agreement contains customary provisions, including provisions addressing product changes, GMP compliance, adverse event reporting, quality methods, records and inspections, and product recalls and withdrawals. The Parties shall establish reasonable procedures for making changes to the Quality Agreement. The terms and conditions of the Quality Agreement shall be deemed incorporated by reference in this Agreement, and references to this “Agreement” herein shall be deemed to include the Quality

Agreement, unless otherwise provided in the Quality Agreement. In the event of a conflict between the terms of this Agreement and the Quality Agreement, the terms of this Agreement shall control.

2.7 Certain Q-Med Obligations.

(a) Conformity. All Licensed Products supplied hereunder shall (i) be in finished form for Commercialization or (ii) be in an appropriate form for Projects, and with respect to each of sub-clauses (i) and (ii), shall be Manufactured by Q-Med in conformity with the terms and conditions of this Agreement, GMP and the applicable Specifications.

(b) Shelf-Life. Unless otherwise agreed in writing by the Parties, (i) if the applicable Regulatory Authority approves the Licensed Product with a [*] month shelf-life, Q-Med will ship the Licensed Product to QMS with a remaining shelf-life of not less than [*] months, (ii) if the applicable Regulatory Authority approves the Licensed Product with a [*] month shelf-life, Q-Med will ship the Licensed Product to QMS with a remaining shelf-life of not less than [*] months, and (iii) if the applicable Regulatory Authority approves the Licensed Product with less than a [*] month shelf-life, then the Parties will in good faith discuss how that situation should be managed.

(c) Acknowledged Obligations. Q-Med shall at its sole cost qualify all suppliers and shall purchase and store all product and packaging components (including materials to prepare labels, product inserts and other labeling for the Licensed Product), raw materials and other ingredients for the manufacture of the Licensed Product, and be responsible for all raw material non-conformities.

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2.8 Cooperation and Project Review Meetings. Promptly following the Effective Date, each Party shall designate those of its employees to be part of a team responsible for managing the manufacturing and supply relationship between the Parties (the “Relationship Team”). The Relationship Team, which shall be a subcommittee of the Joint Steering Committee, shall meet in person or by telephone or video conference not less frequently than semi-annually to review the current status of activities by the Parties under this Agreement, but its actions shall be consistent and not in conflict with the activities of the Joint Steering Committee under the License Agreement.

2.9 Manufacturing Capacity. Following the submission by QMS of each Forecast, Q-Med will alert QMS to any reasonably foreseeable problems that Q-Med may have fulfilling the forecasted requirements. The Parties shall thereafter in good faith discuss the Forecasts and Q-Med shall propose reasonable remedial plans to address any potential problems. Such remedial plans may include (i) the addition of another production shift to increase capacity, and (ii) seeking timely approval from all applicable Regulatory Authorities of Q-Med’s second plant, located adjacent to the Facility, for production of the Licensed Products.

ARTICLE III.

CONSIDERATION

3.1 Pricing. Subject to the terms of this Article, the purchase price of the Licensed Products shall equal:

(a) [*] SEK per Unit for the Solesta Product;

(b) [*] SEK per Unit for the Deflux Product; and

(c) such other prices for different formulations or Units of the Licensed Products as established in accordance with Section 3.3.

Each price, as adjusted or established as provided in this Article, shall be referred to as the “Purchase Price”.

3.2 Purchase Price Adjustments.

(a) The Purchase Prices set forth in Section 3.1(a) and (b) shall be fixed for a period of [*] years for the Deflux Product and [*] years for the Solesta Product from the Effective Date, except as provided in this Section 3.2. As of the [*] and [*] anniversary of the Effective Date respectively, and each anniversary thereafter, all such prices (including those established after the Effective Date under Section 3.3), shall be increased (but never decreased) by the lesser of (i) [*], or (ii) [*], except that the first increase to be implemented on the [*] and [*] anniversary of the Effective Date respectively shall take into account changes in the [*] from the Effective Date, but in such case the [*] shall not exceed [*] in the aggregate for the entire applicable [*] or [*]-year period. Notwithstanding the foregoing, in the event of the appointment of a Third Party Manufacturer under Section 6.4, the Purchase Price then in effect shall be adjusted, if necessary, to ensure that Q-Med receives the same profit margin it was receiving

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prior to the appointment of the Third Party Manufacturer without considering any costs incurred by Q-Med to establish and validate the Third Party Manufacturer. If it appears likely that any Purchase Price will increase by [*] or more as a result of the appointment of a Third Party Manufacturer, then Q-Med will promptly notify QMS and QMS may participate in the price negotiations with the Third Party Manufacturer.

(b) The Purchase Price for each Licensed Product shall also be adjusted from time-to-time, including during the period from the Effective Date to the [*] and [*] anniversary respectively thereof, to reflect increases in Q-Med’s Full Manufacturing Costs of the Licensed Product as a result of required changes in GMP, Applicable Laws or other requirements of Governmental Authorities. If Q-Med desires to implement any price adjustment under this Section, it shall provide QMS at least [*] days written notice, accompanied by written documentation justifying the adjustment. Any such adjustment will be implemented with regard to any Firm Orders or Excess Orders placed after such [*] day period.

(c) At the request of QMS, Q-Med shall allow an independent auditor to verify any adjustment to the Purchase Prices pursuant to this Section 3.2 or any determination of or adjustment to the Purchase Prices under Section 3.3. QMS shall pay the costs of such auditor. For the purpose of clarity, QMS acknowledges that it will not have access to the information supplied to the independent auditor by Q-Med under this Section.

(d) Q-Med shall keep and cause its Affiliates to keep, and shall use Commercially Reasonable Efforts to cause Third Parties to keep, complete and accurate records in sufficient detail to enable a calculation of Full Manufacturing Costs or the applicable Purchase Price adjustment.

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3.3 Purchase Price for other Licensed Products. The initial Purchase Prices for Licensed Products (other than the Deflux and Solesta Products as of the Effective Date as described in Section 3.1(a) and (b)), shall equal such amount as the Parties shall negotiate in good faith following finalization of the Specifications for such Licensed Product and QMS’ submission of its first Forecast for such Licensed Product. If the Parties are unable to agree on the Purchase Price within [*] days after QMS submits its first Forecast, the Purchase Price for such Licensed Product shall be equal to Q-Med’s Full Manufacturing Costs as determined by using the same cost accounting method used by Q-Med, plus the same overhead and profit margin (in SEK), that was included in determining the Purchase Prices in Section 3.1(a) and (b). The Purchase Prices, as so determined for Licensed Products other than the Solesta Product and the Deflux Product, shall be subject to adjustment thereafter under Section 3.2.

3.4 Purchase Price for Clinical Testing Products. The purchase price for any Clinical Testing Products, not corresponding to any of Q-Med’s then commercially available products, shall be agreed between the Parties on a case by case basis.

3.5 Payment Obligations.

(a) Invoices for the Purchase Price shall be issued upon shipment and shall be payable in SEK within [*] days from the date of invoice.

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(b) All payments shall be made by wire transfer to an account, which account shall be designated in writing by Q-Med at least [*] Business Days prior to the date such payment is due or as specified in such invoice. Any required payment hereunder not made by QMS on or before the date specified in this Section 3.5 shall bear interest from the date such payment is due (without considering any cure period) until the date it is actually received by Q-Med at an annual rate equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect on the date such payment is due at its principal office in New York City, plus [*]. Notwithstanding the foregoing, if at any time QMS has failed to pay an invoice or part thereof, in full when due (a “Delinquent Payment”) and the aggregate amount of such Delinquent Payments exceeds [*] of the value of the most recently placed Firm Order, Q-Med shall automatically be entitled to pre-payment for all subsequent deliveries until such Delinquent Payment has been paid in full with interest from and including the date such Delinquent Payment was due (such interest to be determined in accordance with the immediately preceding sentence) to but excluding the date of payment.

ARTICLE IV.

DELIVERY AND WARRANTY

4.1 Purchases, Shipments and Delivery.

(a) Delivery Terms. Q-Med shall deliver the Licensed Products FCA (INCOTERMS 2000) Q-Med’s Facility, or New Facility, as the case may be, and Q-Med shall, on behalf of QMS and at QMS’ expense, make such arrangements for shipping and export as instructed by QMS and shall provide all export and import documentation within Q-Med’s

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control to provide, with respect to the Licensed Products. QMS may designate one (1) destination for shipments of Licensed Products. Q-Med shall not be required to ship the Licensed Products to more than one (1) destination. If a shipment of Licensed Product ordered by QMS under this Agreement has not been available for pick-up at the shipping point within [*] Business Days after the scheduled delivery date (any date of delivery that is more than [*] Business Days after the scheduled delivery date is hereinafter referred to as a “Late Delivery Date”) stated on the corresponding accepted Firm Order (a “Late Shipment”), or if the shipment received by QMS contains a variance of greater than plus or minus [*] of the quantity specified in the corresponding Firm Order or Excess Order (a “Variant Shipment”), QMS shall promptly notify Q-Med upon such discovery. Q-Med shall use its best efforts with respect to a Firm Order (and commercially reasonable efforts with respect to an Excess Order) to deliver the quantity of Licensed Product it had failed to ship in the case of a Late Shipment or a Variant Shipment that is short the quantity ordered, as soon as possible after notification of such shortage, by air transportation on the next available commercial flight, at Q-Med’s expense in respect of any difference in cost for such means of transportation relative to QMS’ regular delivery costs if the cause for such Variant Shipment was within Q-Med’s control and if such means of transportation is requested by QMS. In the case of a Variant Shipment that contains more than the quantity ordered, QMS may elect to deduct such excess deliveries from future Firm Orders. Notwithstanding the foregoing, QMS shall be entitled to return to Q-Med any Licensed Products delivered in excess of that ordered in the corresponding Firm Order or Excess Order if in the preceding [*] month period it has accepted, under the terms of this Section, delivery of Licensed Products in excess of [*] of one or more Firm Orders or Excess Orders during that period.

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(b) Orders. Q-Med’s sales of Licensed Product shall be subject to the terms and limitations of this Agreement and not to any QMS Firm Order, Excess Order, Q-Med order acknowledgement or any other document, or any other terms and conditions included in any such other document, except insofar as any such mutually accepted order or other document establishes: (i) the quantity of Licensed Products ordered and sold; (ii) the delivery date of Licensed Products; or (iii) the destination of shipment of Licensed Products. Any additional, inconsistent or different terms and conditions contained in such other documents are hereby expressly rejected.

(c) Shipping Documentation. Q-Med shall include a packing list in each shipment of Licensed Products which shall provide the following information: (i) the applicable Firm Order, (ii) quantity, and (iii) Q-Med lot number, a copy of the applicable Certificate of Analysis (see Schedule C) and all export and import documentation within Q-Med’s control to provide.

4.2 Product Acceptance.

(a) Product Acceptance. QMS shall be entitled to reject all or any portion of a shipment of Licensed Products within [*] days of delivery of such shipment of Licensed Products to QMS, based solely on obvious physical, packaging or Labeling damage or defect that would be evident upon visual inspection of the packaged Licensed Products and discoverable without affecting the integrity of the Licensed Product packaging, as shipped by Q-Med (unless such obvious physical, packaging or Labeling damage or defect was attributable to an act or omission

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

of QMS or any of its Affiliates or any carrier after delivery by Q-Med in accordance with this Agreement (a “Visual Non-Conformity”). If QMS does not provide written notice of any such rejection within the period set forth above together with a reasonably detailed statement to support any such rejection, then QMS shall be deemed to have accepted the entire shipment and waived its right to reject the shipment based upon a Visual Non-Conformity. QMS shall provide Q-Med with written notice of any such rejection within the period set forth above together with a reasonably detailed statement to support any such rejection. Q-Med shall notify QMS as promptly as reasonably possible, but in any event within [*] Business Days after receipt of such written notice, whether it agrees with QMS’ assertions with respect thereto. If Q-Med agrees with such assertions, all such rejected Licensed Products shall be returned to Q-Med together with the notice of rejection, a copy of the delivery receipt and the reasonably detailed statement of QMS’ reasons for rejection and Q-Med shall replace such Licensed Products and shall reimburse QMS for the cost of shipping (including insurance). If Q-Med does not agree with QMS’ assertions and QMS accepts Q-Med’s determination, then QMS shall be responsible for the price of the Licensed Product (including the shipping cost and insurance), and if QMS does not accept Q-Med’s determination, then the Parties shall refer the dispute to a mutually acceptable independent testing laboratory for final resolution. If such independent laboratory affirms QMS’ finding of a Visual Non-Conformity, Q-Med shall promptly supply QMS with the same quantity of such Licensed Product so found to be non-conforming. The cost of such independent laboratory shall be borne by the Party whose findings are contrary to the findings of such independent laboratory. While any dispute regarding nonconformity of Licensed Product is pending, Q-Med, using Commercial Reasonable Efforts, shall replace any shipment or portion of a shipment under dispute, and QMS shall pay the applicable Purchase Price, subject to a credit if such dispute is resolved in QMS’ favor.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Latent Defects. For purposes of this subsection, a latent defect is a defect not reasonably susceptible to discovery by visual inspection, including a defect requiring laboratory analysis to identify (a “Latent Defect”), other than non-conformities covered under 4.1(d)(ii) or 4.2(a) above. If it comes to QMS’ attention that any Licensed Products previously accepted may have a Latent Defect, QMS shall provide prompt notice thereof to Q-Med (and in no event later than [*] Business Days thereafter) together with a reasonably detailed statement describing the alleged Latent Defect. If the Latent Defect occurred or is attributable to an event which occurred prior to delivery to QMS at Q-Med’s Facility or New Facility, as the case may be, of the applicable Licensed Products to QMS, then all subject Licensed Products remaining on hand shall be returned to Q-Med and Q-Med shall replace such Licensed Products in accordance with Section 4.2(a) and shall reimburse QMS for the cost of shipping and insurance. If the cause of the Latent Defect is attributable to any other event, then QMS shall be responsible for the price of the subject Licensed Products (if not already paid).

(c) Shelf-Life of Replacement Products. All Licensed Products provided in replacement shipments pursuant to Sections 4.2(a) or (b) above shall have a minimum remaining shelf-life consistent with the provisions of Section 2.7(b).

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.3 Warranties.

(a) Product Warranties. Q-Med warrants to QMS:

(i) that Q-Med shall convey good title to the Licensed Products, upon delivery of the Licensed Products to QMS in accordance with this Agreement and such Licensed Products shall be free and clear of any security interest, claim, lien or encumbrance;

(ii) that the Licensed Products shall comply and shall have been Manufactured by or on behalf of Q-Med in conformity with GMP and the Specifications;

(iii) that the Licensed Products shall not be adulterated or misbranded (QMS being responsible, however, for any Labeling or other materials or instructions provided by QMS in writing to Q-Med) within the meaning of the FDCA or other Laws as of the time that the Licensed Product is transferred to the carrier at Q-Med’s shipping point; and

(iv) that the shelf-life of Licensed Products shipped to QMS is consistent with the provisions of Section 2.7(b).

(b) Exclusions. Q-Med’s warranties shall not apply to any Licensed Products to the extent such Licensed Products: (1) have been subjected to misuse, negligence or accident after delivery to QMS or its designee; (2) have been stored or used in a manner contrary to Labeling after delivery to QMS or its designee; (3) were used after their respective expiration dates; or (4) have been modified or combined in any way with other products in a manner not permitted by the labeling for such Licensed Products.

(c) Exclusive Remedies. Indemnification under Section 4.4 and correction of nonconformities in the manner and for the period of time provided in this Agreement shall be QMS’ exclusive remedy and shall constitute fulfillment of all liabilities of Q-Med, its Affiliates and their subcontractors (including any liability for direct, indirect, special, incidental or consequential damages), whether in warranty, contract, negligence, tort, strict liability, or otherwise, with respect to any nonconformance of or defect or deficiency in the Licensed Products.

4.4 Indemnification.

(a) Except to the extent provided in (c) below, and subject to Section 9.1 below, Q-Med shall indemnify, defend and hold harmless QMS and its Affiliates and Sublicensees, and its and their respective officers, directors, shareholders successors, assigns, agents, employees and insurers in such capacity (collectively the “QMS Indemnified Parties”) from and against any and all liability, claims, damages, losses or reasonable expenses (including attorneys’ fees, expert fees and costs of investigation incurred by QMS), arising out of or relating to Actions against QMS Indemnified Parties by Third Parties (collectively “QMS Losses”) in respect of, without duplication (including any remedy or indemnification under any other agreement between the Parties or their Affiliates):

(i) the breach by Q-Med of any of its representations, warranties, covenants and other agreements made hereunder;

(ii) personal injury or death sustained by any patient through the use of a Licensed Product, but only if such use was fully in conformity with Labeling, and provided further that such injury is proximately caused by: (A) a flaw, defect or imperfection in the Manufacturing or design of such Licensed Product; or (B) a Licensed Product containing an inherently dangerous characteristic not then required to be disclosed in Labeling or required to be disclosed but was not so disclosed (clauses (A) and (B) hereof being referred to collectively as “Q-Med’s Responsibility”); provided, however, no claim for indemnity under this subsection (ii) may be brought by QMS unless and until the aggregate amount of QMS Losses sustained in respect of matters within Q-Med’s Responsibility, including any amounts paid by QMS under Section 4.4(b)(ii), exceed $[*] (the “Threshold”) whereupon Q-Med’s liability shall be for amounts in excess of the Threshold; and

(iii) any property damage, or non-patient personal injury or death sustained through the use of a Licensed Product solely to the extent proximately caused by the negligence of Q-Med in Manufacturing such Licensed Product.

(b) Except to the extent provided in (c) below, and subject to Section 9.1 below, QMS shall indemnify, defend and hold harmless Q-Med and its Affiliates, and its and their respective officers, directors, shareholders successors, assigns, agents, employees and insurers in such capacity (collectively the “Q-Med Indemnified Parties”) from and against any and all liability, claims, damages, losses or reasonable expenses (including attorneys’ fees, expert fees and costs of investigation) incurred by Q-Med, arising out of or relating to Actions against Q-Med Indemnified Parties by Third Parties (collectively “Q-Med Losses”), in respect of, without duplication (including any remedy or indemnification under any other Agreement between the Parties or their Affiliates):

(i) the breach by QMS of any of its representations, warranties, covenants and other agreements made hereunder;

(ii) personal injury or death sustained by any patient through the use of a Licensed Product proximately caused by matters within Q-Med’s Responsibility, until the aggregate amount of QMS’ Losses incurred by QMS under Section 4.4(a)(ii) and this Section 4.4(b)(ii)

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

exceed the Threshold, but nothing in this subsection (ii) shall be deemed to obligate QMS to reimburse Q-Med for any expenses incurred by Q-Med in connection with any such Actions by Third Parties against Q-Med Indemnified Parties;

(iii) personal injury sustained by any patient through the use of a Licensed Product proximately caused by acts or omissions of QMS or its Sublicensees not in accordance with Labeling; and

(iv) any property damage, or non-patient personal injury or death sustained through the use of a Licensed Product solely to the extent proximately caused by the negligence of QMS, or by other acts or omissions of QMS or its Sublicensees not in accordance with Labeling.

(c) Notwithstanding anything to the contrary set forth in this Agreement, neither Party shall be obligated to indemnify the other Party as provided in this Section: (i) to the extent any indemnifiable Losses thereunder are caused by such other Party’s, or its Affiliates’, sublicensees’ or assigns’ negligence, intentional misconduct or breach of such other Party’s obligations, warranties or representations set forth herein; (ii) any claim by a sublicensee, distributor, wholesaler or other person in the business of purchasing products such as a Licensed Product for resale and not for use; or (iii) any Third Party Action seeking, directly or indirectly, to recover consequential, incidental, punitive or liquidated damages (collectively “Special Damages”) pursuant to contract with a Party that fails to exclude the right of such Third Party to recover such Special Damages, provided, however, to the extent such contract contains such an exclusionary provision but such provision is avoided or annulled in the Third Party Action under applicable principles of law or equity, the indemnifying Party’s liability shall equal fifty percent (50%) of the Special Damages awarded therein. The foregoing limitations in (ii) and (iii) above shall not apply to the extent such Third Party Action seeks recovery of damages for personal injury or death or property damage sustained by an end user of a Licensed Product that were the proximate result of matters within Q-Med’s Responsibility, or due to the negligence of QMS, or due to other acts or omissions of QMS not in accordance with Labeling. Nothing in this Article IV shall limit any other rights or remedies either Party may have against the other under this Agreement in respect of such other Party’s negligence, intentional misconduct or breach of any provision of this Agreement unless such a claim or remedy is otherwise expressly barred under the terms of this Agreement.

(d) Procedure. The Party seeking indemnification shall provide the indemnifying Party with written notice of any claim or action within [*] business days of its receipt thereof, and shall afford the indemnifying Party the right to control the defense and settlement of such claim or action. A failure by the Party seeking indemnification to give notice and to tender the defense in a timely manner pursuant to this Section 4.4(d) shall not limit the obligation of the indemnifying Party under this Article IV, except to the extent such indemnifying Party is materially prejudiced thereby. The Party seeking indemnification shall provide reasonable assistance to the indemnifying Party in the defense of such claim or action at its own expense. If the defendants in any such action include both Parties, and the indemnified Party concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the indemnifying Party, the indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, and the indemnified Party shall bear the cost and expense of such separate defense,

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

unless and to the extent the Parties otherwise agree or it is determined through dispute resolution hereunder that such costs and expense are or were required to be indemnified by the indemnifying Party and are or were required to be incurred separately due to such different, additional, or inconsistent defenses. Should the indemnifying Party determine not to defend such claim or action, the indemnified Party shall have the right to maintain the defense of such claim or action and the indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees). Neither Party shall settle any such claim or action in a way that prejudices or adversely impacts the other Party without the prior approval of such other Party (which approval shall not be unreasonably conditioned, withheld or delayed). Following issuance of a notice of demand for indemnity by the indemnified Party, to the extent requested by the indemnifying Party, the indemnified Party must, as soon as reasonably practicable, discontinue any conduct that forms the basis for the claim or claims in any such action or threatened action.

(e) The Parties understand and acknowledge that the provisions of this Section 4.4 are identical to provisions included in the Ireland Supply Agreement, that it is not intended that there be two (2) separate Thresholds and consequently, amounts otherwise included in the Threshold under either agreement shall be aggregated to determine if the Threshold of $[*] has been exceeded.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.5 Compliance with Laws.

(a) General. Q-Med and QMS shall each comply in all material respects with all applicable Laws that pertain to the activities for which Q-Med and QMS are each responsible under this Agreement and, except as otherwise contemplated by this Agreement, each shall bear its own costs and expenses related to such compliance. The termination or expiration of this Agreement shall not relieve either Party of its responsibility to comply in all material respects with any regulatory requirements associated with Licensed Products, which requirement survives such termination or expiration.

(b) Manufacture of Licensed Products. Q-Med and QMS shall each operate in substantial compliance with QSR requirements and corresponding foreign requirements applicable to their respective activities with respect to Licensed Products. Each Party shall bear its own costs and expenses related to such compliance. Q-Med shall promptly inform QMS of any material issues raised by the FDA, a Governmental Authority or a Notified Body, in each case in connection with Manufacturing compliance for Licensed Products, and shall promptly provide QMS with copies of any correspondence (including e-mails) related to such material issues.

(c) Supply of Licensed Products. Q-Med shall maintain appropriate establishment registration (including payment of establishment fees) with the FDA and comparable Governmental Authorities when Manufacturing Licensed Products supplied under this Agreement. Q-Med shall supply Licensed Products for Projects that conform to the conditions of any applicable IDE, including the quality controls described therein (or appropriate quality controls for an IDE Application deemed approved pursuant to the requirements set forth in 21 C.F.R. Part 812). QMS will similarly maintain all required registrations with the FDA and comparable Governmental Authorities when performing under this Agreement.

4.6 Product Complaint; Recalls.

(a) Product Complaints. The Parties shall cooperate in investigating and resolving complaints concerning the Licensed Products, including, to the extent practicable and feasible, obtaining relevant medical records, interviewing the administering physician and obtaining such other information as is necessary to a full understanding of the patient’s complaint, subject to compliance with applicable laws relating to the privacy of patient records. Among other things, the Parties shall promptly establish and implement a system for exchange of complaint and adverse event information between the Parties sufficient to allow each Party to comply with its respective indemnification obligations hereunder and adverse event reporting obligations, which shall include appropriate provisions for recording worldwide customer complaints relating to Licensed Products and prompt notice to the other Party of significant and/or potentially reportable adverse events. The Parties shall cooperate fully in dealing with product complaints concerning the Licensed Products and shall take such action to promptly resolve such complaints as may be reasonably requested by the other Party. QMS shall provide appropriate medical advisory support to patients and physicians concerning the use of the Licensed Products and responding to product complaints and adverse events. Each Party shall be entitled to review the other Party’s product complaint records related to the Licensed Products, not more than [*] during any [*] month period, in order to verify information provided by a Party to the other Party hereunder.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Recalls. If either Party determines that an event, incident or circumstance has occurred which may reasonably result in the need for a recall or market withdrawal (collectively, “Recalls”), that Party shall promptly (and in no event more than two (2) Business Days after discovery) advise the other thereof by telephone or facsimile, after which the Parties shall promptly discuss and work together to effect an appropriate course of action. The Parties agree to cooperate and acting in good faith shall consider and implement all reasonable alternatives before initiating any Recall efforts. The Parties agree that patient safety is the primary consideration. Notification to the applicable Regulatory Authority or Government Authority and conducting a Recall shall be the responsibility of QMS, but in that connection QMS shall reasonably consult with Q-Med. Q-Med shall (i) cooperate fully with QMS in the event of a Recall of any affected Licensed Products in Q-Med’s possession, and (ii) provide such assistance in connection therewith as QMS may reasonably request. The Parties shall allocate between them the expenses of any Recall in the same manner as provided in Section 4.2(a) based upon which Party is responsible for the Recall. Such expenses of Recall shall include the expenses of notification and destruction or return of the recalled Licensed Products, and distribution of replacement Licensed Products to Third Parties, if applicable. Any Recall required by any applicable Governmental Authority shall be handled as described in this Section unless the Governmental Authority directs otherwise. For the avoidance of doubt, in the absence of any directive from a Governmental Authority to recall a Licensed Product, QMS shall make the ultimate decision to effect and handle a Recall, subject, however, to the terms of this Section and provided such decision is reasonable under the circumstances.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

5.1 Representations. Each Party hereby represents and warrants that:

(a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Its execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action.

(c) This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery hereof by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and Laws concerning equitable remedies.

(d) The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, violate, conflict with or result in the breach or termination of or constitute a default under (i) any provision of its corporate charter or by-laws (or similar organizational documents) of such Party, (ii) the provisions of any Law or governmental order applicable to such Party or its assets, properties or businesses, (iii) any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Party is a party or by which any of such Party, the Licensed Products or such Party’s intellectual property rights necessary for the performance of this Agreement are bound or affected, or (iv) any judgment, decree, order or award of any Governmental Authority applicable to such Party or its properties or assets.

(e) Except as otherwise described in this Agreement or the License Agreement, no permit, approval, authorization or consent of any person is required in connection with the execution, delivery and performance by either Party of this Agreement or the consummation of the transactions contemplated hereby.

5.2 Additional Q-Med Representations and Covenants.

(a) Q-Med shall promptly disclose to QMS any and all form 483’s or warning letters (including foreign equivalents) it receives with respect to the Manufacture of the Licensed Products, including those with respect to the Facility (or the New Facility) to the extent relevant to the Manufacture of the Licensed Products and any import alerts about which Q-Med receives notice for Licensed Products or any other products manufactured in the Facility.

(b) Neither Q-Med nor any of its Affiliates or the employees thereof, or any Subcontractors performing services for, or raw material or component suppliers providing such materials or components to, Q-Med hereunder is, to Q-Med’s knowledge, (i) under investigation by the FDA for debarment action, (2) presently debarred under the regulations of the FDA, or (3) presently debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. ‘301 et seq.). Q-Med shall promptly (but in all events within thirty (30) Business Days) of discovery) notify QMS in writing to the extent that this representation is no longer true. For the purposes of this subsection, “knowledge” means the actual knowledge of the directors and officers of Q-Med.

5.3 Additional QMS Representations and Covenants.

(a) QMS shall promptly disclose to Q-Med any and all form 483’s or warning letters (including foreign equivalents) it receives with respect to the Licensed Products.

(b) Neither QMS nor any of its Affiliates or the employees thereof, or any of QMS’ independent sales force is, to QMS’ knowledge, (i) under investigation by the FDA for debarment action, (2) presently debarred under the regulations of the FDA, or (3) presently debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. ‘301 et seq.). QMS shall promptly (but in all events within thirty (30) Business Days of discovery) notify Q-Med in writing to the extent that this representation is no longer true.

(c) QMS shall (i) cause all Licensed Products delivered to it to be stored and transported properly and in accordance with the applicable labeling requirements and GMP, (ii) and not ship any expired Licensed Products to customers.

5.4 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4.3, THIS ARTICLE 5 OR IN ARTICLE 8 OF THE LICENSE AGREEMENT, Q-MED MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER AT LAW OR IN EQUITY, RELATED TO THE LICENSED PRODUCTS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER. THE FOREGOING WARRANTIES BY Q-MED ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF QUALITY AND PERFORMANCE, WRITTEN, ORAL OR IMPLIED, AND ALL OTHER WARRANTIES INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY Q-MED, ITS AFFILIATES AND THEIR SUBCONTRACTORS.

ARTICLE VI.

TERM AND TERMINATION

6.1 Term. Unless earlier terminated in accordance with Section 6.2, this Agreement shall commence on the Effective Date and shall continue until expiration or termination of the License Agreement, unless earlier terminated in accordance with the terms and conditions of this Agreement.

6.2 Early Termination for Default.

(a) Subject to the provisions of Section 6.4, if either Party (“Breaching Party”) commits a material breach of a material obligation under this Agreement, the other Party (“Terminating Party”) may terminate this Agreement. The Terminating Party shall provide written notice to the Breaching Party, which notice shall identify the material breach with specificity, the intent to so terminate and the actions or conduct that it considers would be an acceptable cure of such breach. The Breaching Party shall have a period of [*] days ([*] days in respect of any payment default) after written notice is provided to cure such breach. If such breach is not cured within [*] days (or [*] days if applicable), or if the breach is not capable of cure, the Terminating Party may terminate this Agreement immediately upon written notice to the Breaching Party.

(b) Either Party may terminate this Agreement at any time during the Term by giving written notice to the other Party if the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

or of its assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed with [*] days after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of creditors.

(c) Either Party may terminate this Agreement simultaneously with any termination of the QMS License Agreement, the Ireland License Agreement or the Ireland Supply Agreement.

6.3 Effect of Termination or Expiration.

(a) Upon expiration of this Agreement (for any reason other than pursuant to the provisions of Section 6.2), Q-Med will promptly furnish to QMS a complete inventory of all work-in-progress for the Manufacture of the Licensed Products and an inventory of all finished Licensed Products. Unless otherwise agreed to between the Parties, all stock on hand as of such termination will be dealt with promptly as follows:

(i) Licensed Products Manufactured pursuant to Firm Orders accepted by Q-Med will be delivered by Q-Med to QMS, whereupon QMS will pay Q-Med therefor in accordance with the terms of the Supply Agreement;

(ii) For a period of [*] months following termination, QMS shall be entitled to sell in the ordinary course of business any Licensed Products comprising its inventory (and all Licensed Products then in transit or subject to Firm Orders); provided that, absent evidence of justifying market conditions that QMS shall have the burden to establish, QMS shall

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

not sell Licensed Products at a per Unit price less than the average Unit price obtaining in the [*] months preceding such termination (all such sales shall be subject to all applicable terms of this Agreement and the License Agreement, including QMS’ obligation to report and pay applicable Royalties with respect to those sales).

(b) Upon termination of this Agreement pursuant to the provisions of Section 6.2, the following provisions shall apply:

(i) If Q-Med is the Terminating Party, it may either (1) buy back all of QMS’ inventory of Licensed Products at the Purchase Price of such Licensed Product, provided it elects to do so within [*] days of termination in which event QMS shall thereafter cease any sales of the Licensed Products, or (2) permit QMS for a period of [*] months after termination to sell in the ordinary course of business any Licensed Products comprising QMS’ inventory of all Licensed Products (and all Licensed Products then in transit or subject to Firm Orders); provided that, absent evidence of justifying market conditions that QMS shall have the burden to establish, QMS shall not sell Licensed Products at a per Unit price less than the average Unit price obtaining in the [*] months preceding such termination (all such sales shall be subject to all applicable terms of this Agreement and the License Agreement, including QMS’ obligation to report and pay applicable Royalties with respect to those sales).

(ii) If QMS is the Terminating Party, it may either (1) sell all of its inventory of Licensed Products to Q-Med at the Purchase Price of such Licensed Products, or (2) accept delivery by Q-Med of all Firm Orders and thereafter for a period of [*] months after

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

termination sell in the ordinary course of business any Licensed Products comprising its inventory (and all Licensed Products then in transit or subject to Firm Orders); provided that, absent evidence of justifying market conditions that QMS shall have the burden to establish, QMS shall not sell Licensed Products at a per Unit price less than the average Unit price obtaining in the [*] months preceding such termination (all such sales shall be subject to all applicable terms of this Agreement and the License Agreement, including QMS’ obligation to report and pay applicable Royalties with respect to those sales).

(c) Upon expiration or termination of this Agreement pursuant to Section 6.2, each of QMS and Q-Med will immediately at its expense return to the other Party all proprietary and confidential documents, work papers and other material of the other Party and its Affiliates relating to the transactions contemplated hereby obtained from that other Party or its Affiliates pursuant to this Agreement, whether so obtained before or after the execution hereof, and all copies, extracts or other reproductions, in whole or in part thereof which may have been made by or on behalf of QMS or Q-Med or their respective representatives, as the case may be, and shall deliver to the other Party or destroy all notes or memorandum or other stored information of any kind containing, reflecting or derived from such documents, work papers and other material, except that one archival copy may be retained by each Party’s outside counsel or in-house counsel. The return or destruction, as applicable, of such documents, work papers and other material (and all copies, extracts or other reproductions in whole or in part thereof) pursuant to this Section 6.3(c) shall be certified in writing by an authorized officer supervising the same. Notwithstanding such return or destruction, each Party will continue to be bound by its

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

obligations of confidentiality under Article 8 herein. Each Party shall not use or disclose to any Person any information derived from such confidential and proprietary documents, work papers and other material of the other Party and shall be responsible for preventing the disclosure of any such information as provided in Article 8. Further, in the event that QMS is selling off inventory pursuant to Section 6.3(a) over a [*] month period, it may be necessary for QMS to maintain certain documentation to effectuate a permitted sell off hereunder, and so, therefore, the archival copy referenced above shall function in such capacity to facilitate the permitted sell off and QMS will continue to be bound by its obligations of confidentiality under Article 8 herein.

(d) Upon termination or expiration this Agreement, all obligations of the Parties hereunder shall terminate, except for Section 3.5, Article IV, Section 5.4, Section 6.3, Section 7.2, Section 8.1 and Article IX; provided, that termination will not relieve a defaulting or breaching Party from any liability to the other Party, including the obligation to pay invoiced amounts when due.

(e) The Parties agree that in connection with any action by the Terminating Party against the Breaching Party, the Terminating Party shall not be entitled to claim or recover lost profits or similar damages unless the Breaching Party is determined to have willfully and intentionally committed a material breach of a material obligation under this Agreement. Subject to the provisions of Section 6.4, the Parties further agree that in any action alleging that Q-Med is the Breaching Party, QMS shall not seek nor shall any court have the power or authority by agreement of the Parties to appoint, or grant a license in, to, or under any Q-Med IP (as such term is defined in the License Agreement) to, a Third Party as an alternative or supplementary manufacturer of any of the Licensed Products.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.4 Failure to Supply.

(a) Notwithstanding any of the foregoing, QMS’ sole remedy in the event of a failure by Q-Med to supply Licensed Products in accordance with the terms of this Agreement shall be governed by this Section 6.4.

(b) A failure by Q-Med to supply Licensed Products shall be deemed to occur if Q-Med fails to supply at least [*] of the aggregate quantities of Licensed Products covered by Firm Orders under this Agreement and the Ireland Supply Agreement for a period of any [*] consecutive months and fails to deliver the shortfall during the [*] month period following such [*] month period. In determining the percentage of a Firm Order delivered in a specific delivery period, and whether a shortfall below [*] has occurred, the aggregate quantity of Excess Orders shipped during the prior [*] month period under this Agreement and the Ireland Supply Agreement shall be allocated on a pro-rata basis to the quantities shipped under Firm Orders under this Agreement and the Ireland Supply Agreement covering the same period. In the event a failure to supply occurs hereunder, QMS may request that Q-Med appoint at Q-Med’s expense an additional Third Party Manufacturer of the Licensed Products, which may also be QMS. If so requested, Q-Med shall use Commercially Reasonable Efforts to promptly enter into an arrangement with a Third Party to Manufacture the Licensed Products. Upon conclusion of a manufacturing agreement with such Third Party Manufacturer, Q-Med shall promptly provide

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

such relevant and necessary Manufacturing information and other assistance as may be required to enable the Third Party Manufacturer to validate a manufacturing facility and commence the Manufacture of Licensed Products in accordance with the applicable Specifications and GMP, for sale to QMS under this Agreement and for sale to Ireland under the Ireland Supply Agreement. Following the appointment of an additional Manufacturer, if [*] of Firm Orders are thereafter delivered to QMS and under the Ireland Supply Agreement for a consecutive [*] month period, then Q-Med may at any time thereafter, decide, in its sole discretion, to continue using the Third Party Manufacturer or terminate such manufacturing arrangement. Any damage to the Facility (or any New Facility) that causes or contributes to a failure by Q-Med to supply Licensed Products under the terms of this Section 6.4(b), and which would otherwise be considered an event of Force Majeure under Section 9.2 shall, notwithstanding the provisions of Section 9.2, trigger the rights and obligations of the Parties under this Section 6.4(b), but in the latter event, the Parties shall equally share all costs attributable to the appointment and validation of any such additional Third Party Manufacturer.

(c) The Parties understand and acknowledge that the rights granted in this Section 6.4 are duplicative of rights that have been granted to Ireland under the Ireland Supply Agreement and that such rights may only be exercised by either QMS or Ireland (but not both) in the event of a failure to supply as described under Section 6.4(a).

6.5 Manufacturing License Option. Upon the occurrence of a Major Financial Deficit (as defined below), QMS shall have the right to require Q-Med to grant QMS the non-exclusive right to Manufacture the Licensed Product, with a right to sublicense, on the terms set

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

forth in Schedule D (“Manufacturing License”). A “Major Financial Deficit” means the point in time when Q-Med’s equity capital, calculated in accordance with Chapter 25, Section 14 of the Swedish Companies Act (2005:551), is less than seventy percent (70%) of Q-Med’s registered share capital (currently SEK 24,845,500), as modified from time to time.

Upon occurrence of a Major Financial Deficit, Q-Med shall promptly provide written notice to QMS and inform QMS of the situation and explain the circumstances causing the Major Financial Deficit. Before QMS may invoke its Manufacturing License Option, the Parties shall promptly and in good faith discuss how Q-Med intends to cure the Major Financial Deficit and evaluate any available alternative options for securing the supply of Licensed Product to QMS.

If the Parties fail to agree on an alternative measure within [*] business days following Q-Med’s notice that a Major Financial Deficit has occurred, QMS may invoke its option hereunder to secure a Manufacturing License, in which event Q-Med shall promptly initiate the procedure to provide to QMS such relevant and necessary Manufacturing information and other assistance as may be required to enable QMS to validate a Manufacturing facility in order to commence Manufacture of Licensed Products in accordance with the applicable Specifications and GMP, for sale to QMS under this Agreement and for sale to Ireland under the Ireland Supply Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Following the occurrence of a Major Financial Deficit and the subsequent grant to QMS of a Manufacturing License hereunder, if it is concluded that no Major Financial Deficit has in fact occurred under the applicable provisions of the Swedish Companies Act, then Q-Med may decide, at any time thereafter, in its sole discretion, to revoke the Manufacturing License granted to QMS. For the sake of clarity, in the event of any such revocation, QMS’ right to secure a Manufacturing License under this Section shall remain valid under this Agreement for any subsequent Major Financial Deficit occurring thereafter. If Q-Med should revoke such a license, QMS has the right to be compensated for all reasonable costs that have occurred in connection with any technology transfer, including the cost of any equipment acquired in connection therewith.

6.6 Option to Build Manufacturing Facility. At any time on or after the [*] anniversary of the Effective Date, QMS may in its sole discretion decide to purchase, build or otherwise acquire a Manufacturing facility capable of producing the Licensed Products, in Uppsala, Sweden or on such other site as the Parties select (the “QMS Facility”).

In the event QMS decides to move forward to purchase, build or otherwise acquire the QMS Facility, it shall provide written notice to Q-Med of its intention to do so, and Q-Med agrees to meet with QMS to discuss in good faith the logistics involved in starting up such a Manufacturing operation. Q-Med further agrees to supervise the construction of the Manufacturing facility and ensure that all relevant and necessary Manufacturing information is provided (the “Know How”). Q-Med will further validate the QMS Facility and the processes used and provide adequate documentation to QMS to enable the QMS Facility to commence the Manufacture of Licensed Products in accordance with the applicable Specifications and GMP, for sale to QMS under this Agreement and for sale to Ireland under the Ireland Supply

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Agreement, provided appropriate safeguards are agreed to by the Parties to protect the confidentiality of the Know How both during and after the Term (the “Know How Agreement”).

Once the QMS Facility is qualified by FDA, QMS will be entitled to utilize the QMS Facility exclusively as a source of supply for the Licensed Products in the event of an uncured failure to supply by Q-Med under Section 6.4, or if Q-Med, on a voluntary or involuntary basis, declares bankruptcy.

QMS will pay for all costs and expenses in connection with the construction, establishment, qualification and maintenance of the QMS Facility, as well as all costs associated with its operation and will also control the cost of goods produced in the QMS Facility.

Upon receipt of FDA approval to Manufacture Licensed Products at the QMS Facility, QMS will assign a [*] ownership interest in the QMS Facility to Q-Med, but without any obligation on Q-Med’s part to make any capital contributions or otherwise be financially responsible for any costs associated with operating the QMS Facility. In return for such interest, Q-Med will be responsible for staffing and managing the QMS Facility and shall remain in control of the Know How, subject to the terms and conditions of the Know How Agreement.

In the event Q-Med provides evidence reasonably satisfactory to QMS that it will be able to provide [*] of Firm Orders to QMS for a period of [*] consecutive months hereunder, QMS will then be obligated to purchase Licensed Products only from Q-Med and the Parties will then cooperate in good faith to keep the QMS Facility licensed and approved by FDA, at QMS’ sole cost.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

QMS’ option to purchase, build or otherwise acquire a QMS Facility as described above is in addition to any other rights and remedies QMS has under this Agreement in connection with a failure to supply by Q-Med under Section 6.4. QMS acknowledges that the QMS Facility may only be used to Manufacture Licensed Products and no other NASHA Product.

At the termination or expiration of the License Agreements and the Supply Agreements, for any reason whatsoever, other than because of a default by Q-Med, Q-Med shall have the option, exercisable in writing within [*] days after such termination or expiration, to acquire the QMS Facility and/or the equipment for cash, payable at closing, at its book value (less the book value attributable to Q-Med’s ownership interest in the QMS Facility). In such event, the closing shall be held within [*] days after Q-Med’s election to acquire the QMS Facility.

ARTICLE VII.

INSPECTION OF MANUFACTURING FACILITIES

7.1 Inspection Rights.

(a) Q-Med shall provide QMS employees and/or Third Party representatives identified by QMS (“QMS inspectors”) reasonable access upon reasonable prior notice to inspect, review and audit the Facility where the Licensed Products are being tested, handled, stored, distributed and/or Manufactured for the sole purpose of confirming that all Licensed

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Products for the Territory are tested, handled, stored, distributed and/or Manufactured in accordance with this Agreement. To the extent that in connection with such inspection any confidential information is inspected, reviewed or audited, any QMS inspectors shall be bound by the confidentiality obligations described in Article 8 hereof and shall review and inspect the applicable Facility and records and meet with Q-Med’s personnel solely for the purpose of confirming that Q-Med’s Manufacturing and record-keeping of its Manufacturing activities are compliant with this Agreement, the FDCA and with the requirements of comparable applicable Regulatory Authorities in the Territory and/or regulations thereunder; provided that Q-Med has the option to delete or redact information not relating to the Licensed Products. Such inspections, reviews and audits shall occur upon not less than [*] days’ prior written notice to Q-Med, shall only be conducted during normal business hours and shall not unreasonably disrupt the normal operations of Q-Med; provided that Q-Med shall be entitled to instruct QMS to conduct such inspection at an alternate date if Q-Med is currently undergoing an inspection. Such inspections may be conducted only once every per year (it being understood that participation in or observing an FDA audit of Q-Med by QMS shall be considered a QMS inspection under this Article), except that QMS may conduct follow-up inspections on less than [*] days’ notice directed at significant or critical quality issues observed during the any inspection or brought to QMS’ attention through customer complaints or FDA or other comparable regulatory communications or enforcement actions or otherwise.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) QMS will cause any Third Party representatives included in the QMS inspector group to enter into agreements with Q-Med with respect to the proprietary and confidential nature of such information. Such Third Party representatives will be bound by such obligations and will follow such security and Facility access procedures as are reasonably designated by Q-Med. Q-Med may require that at all times QMS inspectors be accompanied by a Q-Med representative and that QMS inspectors not enter areas of the Facility used in the production of the Licensed Products when products other than Licensed Products are being Manufactured.

(c) Q-Med will provide QMS with access to relevant personnel during the audit and Q-Med will provide a written response to any written audit observations provided by QMS within [*] days of Q-Med’s receipt thereof. In the event that the Facility is the subject of an audit or inspection by FDA or a similar Regulatory Authority relating to the manufacture of a Licensed Product for QMS, Q-Med shall notify QMS, and if reasonably practicable under the circumstances QMS inspectors shall have the right to be present during such audit or inspection. The foregoing notwithstanding, QMS’ regulatory affairs staff may with prior notice to Q-Med make non-audit visits to Q-Med’s facilities for the purpose of assisting in preparation for FDA or other Regulatory Authority visits. QMS acknowledges that any information provided to QMS during the course of such audit shall be deemed Confidential Information as defined in this Agreement.

(d) The Parties shall promptly notify one another when an FDA or comparable Regulatory Authority’s inspection of its facilities (or an inspection by Third Parties in accordance with the FDA or comparable regulations in the Territory, as applicable, where such inspection pertains to the Licensed Products), is expected or underway, and will promptly

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

provide such other Party with copies of all regulatory correspondence, Establishment Inspection Reports, Form 483s, and Warning Letters issued by inspecting Regulatory Authority (or the Third Party inspector) in connection with any such inspection and pertaining to Licensed Products in accordance with the terms of this Agreement.

(e) Nothing in this Section shall be deemed to obligate Q-Med to produce for inspection by QMS any information that Q-Med reasonably considers to be confidential and not necessary for QMS to fulfill its obligations under the License Agreement, this Agreement or under applicable Laws. Notwithstanding the foregoing, QMS shall be entitled to review batch records, test methods and stability tests covering the Licensed Products.

(f) QMS shall provide Q-Med or Q-Med’s representatives reasonable access upon reasonable prior notice to inspect, review and audit QMS’ records reflecting (i) physician, patient or other relevant complaints about Licensed Products, received by QMS or QMS Purchasers, and (ii) the storage of Licensed Products by QMS or any party on QMS’ behalf. To the extent that in connection with such inspection any confidential QMS information is inspected, reviewed or audited, any Q-Med representatives shall be bound by the confidentiality obligations described in Article 8 hereof. Such inspections, reviews and audits shall occur upon reasonable prior written notice to QMS, shall only be conducted during normal business hours and shall not unreasonably disrupt the normal operations of QMS.

(g) Q-Med will cause any Third Party representatives utilized in connection with an inspection, review or audit to enter into agreements with QMS with respect to the proprietary and confidential nature of such information. Such representatives will be bound by such obligations and will follow such security and access procedures as are reasonably designated by QMS.

(h) The Parties understand and acknowledge that the inspection rights granted in this Section 7.1 are duplicative of rights that have been granted to Ireland under the Ireland Supply Agreement and that such rights may only be exercised by either QMS Ireland (but not both).

7.2 Records. Q-Med shall keep complete, accurate and detailed original records pertaining to the Manufacture, including quality control of each lot, of Licensed Products produced and Manufactured by Q-Med or its Affiliates or Subcontractors hereunder. Records shall be maintained for the longer of any period required under applicable Law or GMP, but in any event no less than [*] years after expiry of the expiration dating of such lot. For validation batches, Q-Med shall keep the documents throughout the commercial life of the relevant Licensed Product. Q-Med shall make available to QMS such records (including making copies thereof) without unreasonable delay to the extent reasonably requested and required by QMS to comply with its regulatory and other legal requirements.

ARTICLE VIII.

CONFIDENTIALITY

8.1 Confidentiality. The terms and provisions of Article X of the License Agreement are incorporated herein by reference and each Party agrees to be bound by such terms and provisions as if expressly stated herein. All data and information disclosed pursuant to this Agreement, including all batch records, Certificates of Analysis and other information relating to the Manufacture of the Licensed Products, shall be deemed “Confidential Information” of Q-Med and subject to the foregoing provisions.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE IX.

MISCELLANEOUS

9.1 Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4.4 WITH RESPECT TO CERTAIN THIRD PARTY ACTIONS, IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR THEIR AFFILIATES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE ABILITY OF AN INDEMNIFIED PARTY TO RECOVER SPECIAL DAMAGES PAID TO THIRD PARTIES AS PERMITTED UNDER SECTION 4.4 OF THIS AGREEMENT.

9.2 Force Majeure. Neither Party shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement (other than any payment or confidentiality obligations) resulting from any cause or circumstance beyond its reasonable control, including acts of God, embargoes, fire, flood, other natural disasters, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, delays in performance or supplies from its suppliers and subcontractors (where such delays in performance or supplies are attributable to an event of force majeure suffered by such supplier or subcontractor) and acts of any governmental authority (“Force Majeure”); provided, that the Party so affected shall give prompt notice thereof to the other including the period for which the Force Majeure is expected to continue. Any time for performance hereunder (other than any time for payment) shall be extended by the actual time of delay caused by the Force Majeure event. Except as provided in the preceding sentence, no such failure or delay shall terminate this Agreement, and each Party shall use its Commercially Reasonable Efforts to mitigate any damages incurred by the other Party as a result of the Force Majeure event and to complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay. In the event of delay due to any such cause, the date of delivery shall be adjusted as may be reasonably necessary. QMS may cancel any Firm Order or Excess Order, in whole or in part, which cannot be completed due to any of the foregoing causes within sixty (60) days after the delivery date specified in such order.

9.3 Governing Law; Jurisdiction; Arbitration and Venue. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English. The foregoing notwithstanding, either Party may commence an Action to seek declaratory or equitable relief to enjoin a breach of threatened breach of this Agreement, which Action shall be brought solely in the United States District Court for the Southern District of New York.

9.4 Assignment.

(a) Neither this Agreement nor any of the rights and obligations arising hereunder may be assigned or transferred by either Party by merger, sale of stock or assets, operation of law or otherwise, without the prior written consent of the other Party; provided, however, that (i) QMS may assign this Agreement without such consent in connection with the sale or transfer of all or substantially all of the business or assets relating to or associated with the Licensed Field to any Third Party, whether by merger, sale of stock or assets, operation of law or otherwise, provided that such assignment occurs in connection with a substantially contemporaneous permitted assignment of the Ireland Supply Agreement to the same assignee, (ii) the stock of QMS or QMS’ interest in this Agreement may be collaterally pledged without such consent to a financial institution or syndicate of financial institutions represented by a single lenders’ agent to secure obligations to such lender(s) in connection with a bona fide financing (the “QMS Pledge”), which pledge will include the right of the lender(s) and their assigns to foreclose upon such pledge, provided that such pledge occurs in connection with a substantially contemporaneous permitted pledge of at least 65% of the voting stock of Ireland (“Ireland Control Stock”) to the same lenders represented by the same lenders’ agent (the “Ireland Pledge”), and provided further that, notwithstanding any other provision hereof, unless such lenders foreclose upon both the QMS Pledge and the Ireland Pledge, and at all times after any such foreclosure the assignee of QMS’ interest in this Agreement is also the owner of the Ireland Control Stock or an affiliate thereof, this Agreement shall immediately terminate upon notice thereof from Q-Med to QMS, and (iii) Q-Med may assign this Agreement without such consent to any Third Party which acquires all or substantially all of Q-Med’s NASHA DX business, whether by merger, sale of stock or assets, operation of law or otherwise, provided that such assignment occurs in connection with a substantially contemporaneous permitted assignment by Q-Med of the Ireland Supply Agreement to the same assignee. Any attempted assignment, sale or transfer in violation of the prior sentence will be void. Upon any permitted assignment or transfer of this Agreement by either Party, (i) the other Party shall be given prompt written notice of such assignment, and (ii) the assignee shall agree in writing to be bound by the terms and conditions set forth herein. Notwithstanding the foregoing, either Party may assign this

Agreement to any Affiliate of such Party; provided, that such Affiliate assumes such assignment in writing to the other Party and the assigning Party shall remain joint and severally liable with such Affiliate for all of its obligations under this Agreement.

(b) The rights and obligations of the Parties in the event of a Change of Control shall be governed by the provisions of Section 12.5 of the License Agreement.

9.5 Notices. Any notice to be given by one Party to the other shall be in writing and shall be deemed given when delivered by electronic mail or delivered personally (such notice to be effective on the date of transmission or delivery, as applicable), or sent by reputable international courier (such notice to be effective on the date which is three (3) Business Days after the date of delivery to such courier), or sent by facsimile (such facsimile notice to be effective upon receipt of confirmation (a) on the date so confirmed if prior to 5 p.m. local time on a local Business Day, or (b) if not so confirmed prior to 5 p.m. local time on a local Business Day, the following Business Day), and addressed as follows (or to such other address as a Party may designate as to itself by written notice to the other Party):

If to Q-Med:	Q-Med AB

Seminariegatan 21

752 28 Uppsala, Sweden

Attention: General Counsel

Telephone: 011 46 18 474 90 00

Telefax: 011 46 18 474 90 97

With a copy to (which shall not constitute notice for purposes hereunder):

Michael L. Martell, Esq.

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, NY 10022

Telephone: 212.735.8652

Telefax: 212.522.3152

If to QMS:	Q-Med Scandinavia Inc.

2035 Lincoln Highway

Edison, NJ 08817

Attention: Steven M. Bosacki

Telephone: 732.318.3801

Telefax: 732.318.3801

With a copy to (which shall not constitute notice for purposes hereunder):

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005-1413

Attention: Robert S. Reder, Esq.

Telephone: 212.530.5680

Telefax: 212.530.5219

9.6 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties hereto and specifically referencing this Agreement.

9.7 Entire Agreement. This Agreement together with the License Agreement and the Quality Agreement, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, representations or understandings of the Parties relating thereto.

9.8 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law in any jurisdiction or jurisdictions within the Territory, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction, provided that the essential purpose of this Agreement is not frustrated.

9.9 Expenses. Q-Med and QMS will each bear their own expenses and the expenses of their respective Affiliates incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby. In connection with any Action brought to enforce or invalidate any right or obligation arising hereunder, the Party against whom a judgment or arbitration award is entered shall, in addition to any other remedy awarded, be obligated to pay the prevailing Party all costs and expenses of its prosecution or defense of such Action, including attorneys’ fees.

9.10 Further Actions. Q-Med and QMS each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper and execute and deliver such documents and other papers as may be required to make effective the transactions contemplated by this Agreement.

9.11 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Q-Med or QMS in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Q-Med or QMS of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.12 Relationship of the Parties. The Parties shall each be an independent contractor in the performance of their respective obligations hereunder, and, the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party shall be responsible for and shall comply with all state, local, federal and foreign laws pertaining to employment taxes, income withholding and other employment related statutes applicable to that Party. Except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

9.13 No Third Party Rights. Other than with respect to the rights of the Q-Med Indemnified Parties and the QMS Indemnified Parties, no provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any person not a Party to this Agreement.

9.14 Construction. This Agreement will be deemed to have been drafted by both Q-Med and QMS and will not be construed against either Party as the draftsperson hereof.

9.15 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

9.17 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

9.18 Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

9.19 Consent to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY CLAIM SEEKING DECLARATORY OR EQUITABLE RELIEF ARISING UNDER OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 9.19 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURT OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE, (B) WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, (C) CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 9.5, AND (D) ACKNOWLEDGES THAT SERVICE SO MADE SHALL BE TREATED AS COMPLETED WHEN RECEIVED. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

Q-MED AB

By:	/s/ Bengt Agerup
Name:	Bengt Agerup
Title:	CEO

Q-MED SCANDINAVIA INC.

By:	/s/ Carina Bolin
Name:	Carina Bolin
Title:	Vice President

[Signature Page –QMSI Supply Agreement]

SCHEDULE A

Intentionally Deleted

SCHEDULE B

SPECIFICATIONS

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE C

CERTIFICATE OF ANALYSIS

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE D

TERMS OF MANUFACTURING LICENSE

Upon QMS invoking its Manufacturing License Option under Section 6.5 of the Supply Agreement, Q-Med and QMS shall enter into a manufacturing license agreement (“Manufacturing License Agreement”). The Manufacturing License Agreement shall include such customary terms as Q-Med and QMS shall negotiate.

Under the Manufacturing License Agreement, QMS shall be granted a limited right to sublicense to its Affiliates, and such Third Party contract Manufacturers that are approved by Q-Med in writing, the right to manufacture the Licensed Products, however, only for the account of QMS. QMS may not, however, sublicense the Manufacturing rights to a Party that may be reasonably determined to be a competitor of Q-Med.

Under the Manufacturing License Agreement, Q-Med shall be the sole owner of any improvements to any Q-Med Manufacturing technology, whether conceived of, created or developed by Q-Med and/or QMS.

Q-Med shall not be responsible for any Licensed Products Manufactured by or for QMS under the Manufacturing License Agreement, and Q-Med shall not have any warranty or indemnity obligations under the Supply Agreements in respect of such Licensed Products, except for claims covered by Section 4.4(a)(ii)(A), as it relates to the design of Licensed Products only, and Section 4.4(a)(ii)(B), subject to Section 4.4(c). QMS shall not Manufacture under the Manufacturing License Agreement any Licensed Products that have been withdrawn from the market by Q-Med for safety reasons. QMS shall indemnify Q-Med from all other liabilities arising out of the Manufacture of such Licensed Products by or for QMS.